Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-182283

November 18, 2014

FLUOR CORPORATION

PRICING TERM SHEET

November 18, 2014

$500,000,000 3.500% Senior Notes due 2024

Issuer:	Fluor Corporation

Ratings*	Moody’s: A3 (Stable) / S&P: A- (Stable) / Fitch: A- (Stable)

Size:	$500,000,000

Maturity:	December 15, 2024

Coupon (Interest Rate):	3.500%

Yield to Maturity:	3.629%

Spread to Benchmark Treasury:	+130 basis points

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Price and Yield:	99-09+ and 2.329%

Interest Payment Dates:	Semi-annually on each June 15 and December 15 of each year, commencing on June 15, 2015

Make-Whole Call:	T+20 bps (prior to September 15, 2024)

Par Call:	On or after September 15, 2024

Price to Public:	98.919%

Trade Date:	November 18, 2014

Settlement Date:	November 25, 2014 (T+5)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	343412 AC6

ISIN Number:	343412 AD4

Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp.

Senior Co-Managers	Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

Barclays Capital Inc.

Goldman, Sachs & Co.

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

Regions Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the underwriters can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674.